Exhibit 10.13
Execution Version

[*] indicates that a confidential portion of the text of this agreement has been omitted. The non-public information has been filed separately with the Securities and Exchange Commission.

COMMISSION CONTRACT
PARTIES
VTT Technical Research Centre of Finland Ltd.
Business ID: 2647375-4
Country of residence: Finland
(hereinafter "VTT")
and
Dyadic International, USA, Inc.
Business ID: 45-0486747
Country of residence: United States
(hereinafter the "Dyadic")

1	OBJECT OF THE CONTRACT

1.1
The object of the Contract is a commission where VTT develops Dyadic's C1 fungal expression system for therapeutic protein production (hereinafter the Commission), as specified in the project plan in Annex 1.

1.2	The Commission is divided into milestones, as specified in the project plan (Annex 1). The purpose of the milestones are to monitor and measure the progress of the Commission.

1.3
After each milestone and at the end of each Work Package (WP1, WP2 and WP3) of the Commission, VTT will deliver to Dyadic the relevant Foreground (e.g. Development strains and associated molecular tools).

1.4
The Commission includes bonus targets, as specified in the project plan (Annex 1). Accomplishment of a bonus target in certain time limit triggers a bonus payment to VTT. Bonus targets, time limits and bonus sums are defined in the project plan.

1.5	DEFINITIONS

1.5.1	Development Strains: All strains developed as part of the Foreground in the Commission.

1.5.2
Foreground Materials: lab data, reports, all physical and genetic materials, including, but not limited to the Development Strains and associated molecular tools, DNA fragments, vectors, markers, promoters, other genetic elements, fermentation media and processes and proteins included in the Foreground.

1.5.3	C1 Strains: any fungal strains that have the taxonomy of either (a) Myceliopthora, [*]

2	VTT'S GENERAL TERMS OF CONTRACT
VTT's General Terms of Contract, as specified in Annex 2 are applicable to this Contract to the extent not otherwise stated in this Contract. However, if there are any conflicts, the terms and conditions of this Contract will supersede the terms and conditions in Annex 2.

3	BACKGROUND

3.1
Dyadic will provide VTT with certain materials and proprietary information as set forth in the Material Transfer Agreement between the Parties dated 10.5.2016 (Annex 3). These materials, and proprietary information which are necessary for the execution of the Commission by VTT is specified in Annex 1.

4	PROJECT STARTING DATE

4.1	The starting date of the project 15.9.2016

5	MODIFICATION OF THE COMMISSION

5.1
As it might be necessary to modify the Commission after signing this Contract, its technical description as set out in the Project Plan (Annex 1) and Evaluation Protocol (Annex 5) may be modified by mutual written agreement of the Parties. Such modifications and specifications shall be deemed to be incorporated into this Contract

6	PROJECT MANAGEMENT AND CO-OPERATIVE ORGANISATION

6.1
Project Managers - VTT and Dyadic will nominate two project managers one on behalf of each party. The project managers will be: Dyadic representative is [*] VTT representative is [*]. The nominated project managers may be modified by mutual written agreement of the Parties. Such modifications and specifications shall be deemed to be incorporated into this Contract.

The project managers will be responsible for managing, monitoring and reporting on the progress and status of the Commission including the exchange the development information, notifications to the Technical Group of any delay or problem that might affect the deliveries of the Commission.

–	The project Managers will communicate by weekly telephone calls or more often if needed.

6.2	The Technical Group - The Technical Group shall review and direct the development work within the limits of the Contract.

–
The members of the Technical Group shall be: the Project Managers, Dyadic representatives [*], VTT representatives: [*]. The nominated members of the Technical Group may be modified by mutual written agreement of the Parties. Such modifications and specifications shall be deemed to be incorporated into this Contract.

–	The Technical Group shall review and manage the scientific and technical progress of the Commission

–	The Technical Group will review the objectives of the Commission and will notify The Governing Group of any revisions of the project plans that might be needed according of the progress status.

–	The Technical Group will be responsible for the revisions of and modifications in the Project plan, and present them, when necessary, to the Governing Group for approval,

–	The technical Group shall meet every month by face to face meetings, by teleconferences or as otherwise agreed by the parties.

6.3
The Governing Group - The Governing Group shall direct the execution of the project within the limits of the Contract. The members of the Governing Group shall be: Dyadic representatives, [*] and VTT representatives, [*].

The governing group shall handle matters concerning the Commission and particularly control and direct the execution of the Commission within the limits of the Contract. Therefore the governing group:

•	shall specify the objectives of the Commission and accept the Project plans,

•	handle the revisions of and modifications in the Project plan, and present them, when necessary, to the Parties for acceptance,

•	control the progress of the Commission and support the activities of the Project manager,

•	accept the achievement of milestones and bonus targets that have been reported since the last meeting.

6.4	The governing group shall meet every three months or as otherwise agreed to by the parties either in person or by audio or video conference.

6.5	The governing group cannot modify the Contract or its appendices unless separately agreed upon in writing between the Parties.

7	Deliveries
Progress/Interim Deliverables, Final Deliverables/Report(s):

7.1.1	VTT will continuously keep separate laboratory books in which the research and development activities of the Commission is documented.

7.1.2	Each month VTT will share with The Technical group a Power Point presentation of the status of projects.

7.1.3	By the end of each milestone and bonus target, VTT will prepare a report of the work summary to be provided to the Technical Group for review and for presentation to the Governing group.

8	Final project deliveries

8.1.1
By the end of each Work Package VTT will prepare a report summarizing the achievement and status of the project which will be provided to the Technical Group for review and presentation to the Governing group.

8.1.2
After the end of each Work Package, upon Dyadic's request, VTT agrees to provide Dyadic with copies of the Foreground Materials in both physical and electronical form. VTT agrees to keep copies of the Foreground Materials and store them in accordance with VTT's normal procedures solely on behalf of and for the exclusive benefit of Dyadic for a period of five years after the Commission has ended and VTT will provide Dyadic access to, and copies of the Foreground Materials if requested by Dyadic. VTT further agrees to physically destroy any copies of the Foreground Materials at any time within that five year period if such instructions are given to VTT in writing by Dyadic

9	THE OBLIGATIONS OF DYADIC

9.1	Dyadic commits to deliver the items needed for the execution of the work (as specified in the project plan) before the start date of the Commission.

10	SUBCONTRACT

10.1
It is expected that Dyadic shall use subcontractors as needed (hereinafter Subcontractors), to carry out glycosylation analytical services required in order to perform the Commission. Costs for such services are paid separately outside of the Commission budget by Dyadic. It shall be the obligation of Dyadic to enter into a subcontract with the Subcontractor(s) and to oblige the Subcontractor to perform its services with sufficient care and diligence and to provide results with sufficient quality and in a way that enables VTT to perform the Commission. All glycosylation Subcontractors will be approved by the Technical Group, who shall also determine the required quality specifications for the services of the Subcontractor(s).

11	SCHEDULE

11.1	The Commission shall be carried out between 15.9.2016 and 15.3.2019. The specified schedule is in Annex 1.

11.2
VTT shall have the right to postpone the schedule of the Commission corresponding the delay if the delivery of any material or data by Dyadic or Subcontractor is delayed, or if the Subcontractor's work does not fulfil the agreed quality specifications, or in the cases mentioned in Section 8.1 of the VTT General Terms and Conditions.

12	ACCEPTANCE AND GO I NO GO DECISION

12.1.1
The acceptance of the Development Strains, milestones and the bonus targets will be based on the evaluation process that will be performed according to the Evaluation Protocols as set forth in Annex 5, in each of the Work Packages (WP1, WP2 and WP3).

12.2	The Commission shall be deemed to have been accepted 30 days after the delivery by VTT of the final report to Dyadic.

12.3
Dyadic retains the right to stop the Commission after one year from the start of the Commission. However, Dyadic will be required to provide VTT 90 days' notice to stop the Commission, and the notice must be given at the earliest one week prior to the one year anniversary of the Contract. If the notice is given, VTT will continue the ongoing experiments and wind down its activities during the 90 days period. In case Dyadic decides to stop the Commission, Dyadic shall be liable to pay VTT for the work performed until the end of the 90 days period and any confirmed bonus targets accomplished through the date of notification to stop the Commission.

13	PAYMENTS

13.1
Unless as otherwise permitted in Paragraphs 12.3 above and 17 below Dyadic shall pay VTT for the Commission, Work Packages 1 and 3 (as specified in Annex 1) a total sum of [*] euros. The payment is invoiced monthly, in the beginning of the month, in 30 equal instalments of [*] euros.

13.2
Dyadic shall pay VTT for the Commission, Work Package 2 (as specified in Annex 1) depending on the number of target proteins: [*] € for one target protein, [*] € for two target proteins, [*] € for three target proteins, [*] € for four target proteins, [*] € for five target proteins and [*] € for six target proteins. The payment is invoiced in monthly equal instalments for the duration of WP 2.

13.3
Dyadic shall pay VTT for accomplishment of bonus targets, as specified in the project plan (Annex 1 ). Bonus payments shall be invoiced in 30 days from the date of the Governing Group meeting, where the achievement of the bonus targets have been accepted in writing by both VTT and Dyadic.

13.4	The invoicing address of Dyadic is
Dyadic International (USA), Inc.
140 lntracoastal Pointe Drive, Suite 404
Jupiter, Florida 33477-5094 USA
Additionally all invoices are to be emailed to jlatiuk@dyadic.com and cc to tdubinski@dyadic.com and rtchelet@dyadic.com.

13.5
In addition. Dyadic undertakes to reimburse VTT for travelling (e.g. to project meetings) expenses at actual costs as defined in the Travelling Compensation Regulations of VTT. All travelling VTT personnel will need to be agreed to and approved by Dyadic in writing in advance.

13.6
The term of payment is 45 days from the date the date of the invoice. The interest on overdue payments shall be charged according to the Finnish Interest Act (20.8.1982/633). Possible debt collection charges shall be added, when applicable. Value added tax (VAT) and any other taxes and fees imposed by authorities outside of Finland shall be added, when applicable, to the price agreed upon in the Contract.

14	CONFIDENTIALITY AND RIGHT TO PUBLISH FOREGROUND

14.1	Non-disclosure agreement between the parties is as Annex 4.

14.2
VTT is entitled to publish information concerning the Commission and its Foreground as follows. In scientific publications and conference presentations solely with a written separate approval by Dyadic's CEO, which may be withheld by Dyadic in its sole discretion.

14.3	In case Dyadic is publishing the Foreground, VTT contribution and people involved should be mentioned in appropriate manner.

14.4	All use of VTT's and/or Dyadic's name and logotype for advertising and other sales promotion purposes (including press releases) is subject to prior written consent of VTT and Dyadic.

15	OWNERSHIP AND USER RIGHTS

15.1
All Dyadic's Background (including genetic materials, molecular tools, data and proprietary information) provided to VTT will be owned solely by Dyadic and VTT will only be granted a research license to utilize such materials, information and Background within the Dyadic funded projects and work being done for or on Dyadic's behalf. For the avoidance of doubt, all improvements, including any inventions, discoveries and all intellectual property relating there to. other than those improvement specificaly covered by Section 15.2, that arise out of the Commission or relate to the Dyadic Background shall be solely owned by Dyadic.

15.2
Foreground Materials of the Commission (including possible intellectual property rights) shall be the sole property of Dyadic. However, all improvements (including possible intellectual property rights) to VTT Synthetic Promoter Technology, even if included in the Foreground, shall be the property of VTT.

15.3
Dyadic and its licensees and their sub-licensees will have the rights to use, royalty free any and all Foreground Materials worldwide, including any and all Development Strains developed using VTT's Synthetic Promoter Technology if a separate license agreement has been concluded and signed between VTT and Dyadic on VTT's Synthetic Promoter technology. VTT will not incorporate the use of synthetic promoters in the Commission unless VTT and Dyadic have executed such license agreement and have entered into such license.

15 4
VTT agrees it will not work on C1 Strains for anyone other than Dyadic on pharmaceutical applications and/or processes (animal or human. including but not limited to active pharmaceutical ingredients or catalysts) during the Commission or for a period of three years afterwards, unless so authorized in writing by the CEO of Dyadic. Dyadic will have a first right of refusal if VTT is presenting new ideas related to C1 Strains for pharmaceutical applications and/or processes during the Commission.

15.5
Upon Dyadic's CEO's consent by written notice, VTT shall have the right to use the Foreground in its internal, non-commercial R&D in the pharmaceutical field. However, this consent can be withheld, or withdrawn at any time at Dyadic's sole option. VTT also agrees that it will not file any patent(s) or make any disclosures such as publications or at conferences or otherwise directly to, or in any way relating to Dyadic owned Background or Foreground of the Commission without Dyadic's CEO's written permission.

15.6	Value Added Tax and any other taxes, fees or charges imposed by authorities outside Finland shall be added, when applicable, to all payments and fees in accordance with applicable legislation

16	VTT REPRESENTATIONS & WARRANTIES TO DYADIC

16.1	VTT represents that on the Effective Date to its reasonable knowledge, it is not aware of any third party patents or agreements that would prevent VTT from conducting the research under this Contract

The Parties agree in good faith to keep each other informed of possible patents or publications that have come to their attention during the Commission and that may, to their reasonable understanding, interfere with or affect the performance of the Commission. In such cases VTT will discuss the strategies that will be taken in the project with Dyadic and these strategies will be decided and approved by Dyadic. However, all Foreground is provided "AS IS" and with the exception of what has been explicitly set forth in this Section 16, VTT makes no representations or warranties of any kind, whether express or implied, with respect to its services, the Foreground or any other materials provided under this Contract, including but not limited to accuracy, completeness, merchantability, fitness for a particular purpose and non-infringement of third party rights such as copyrights, trade secrets or any patent. VTT shall not have any liability whatsoever for the use of the Foreground or any other materials by Dyadic.

16.2
VTT may, at its sole discretion, during the Commission, reasonably assist Dyadic, at Dyadic's expense in certain legal or other proceedings, relating to scientific evaluations, patent prosecution and potential expert opinions. Such additional work shall be charged separately in accordance with VTT's fees.

17	TERMINATION

17.1
Dyadic has the right to stop the Commission at its sole decision, after one year from the start of the Commission as set forth in Section 12. Otherwise the Commission will continue as planned. For the sake of clarity, Section 13 of VTT's General Terms and Conditions shall also apply.

18	DISPUTES

18.1
All disputes arising out of or in connection with this Contract which cannot be solved amicably shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce by one or more arbitrators appointed in accordance with said Rules. The language of the arbitration shall be English. The arbitration shall be held in Bern, Switzerland. The award of the arbitration will be final and binding upon the Parties. Nothing in this Contract shall limit the Parties' right to seek temporary injunctive relief or to enforce an arbitration award in any applicable competent court of law.

18.2
This Contract and all transactions contemplated by this Contract shall be governed by, and construed and enforced in accordance with, the laws of Switzerland (Bern) without regard to principles of conflicts of laws.

19	NOTICES

19.1	VTT's contact person in connection with this contract is Jouni Ahtinen

19.2	Dyadic's contact person in connection with this contract is Mark Emalfarb.
Any notice to be given under this contract shall be sent by mail or in electric form to the following address:
VTT
Address: Tietotie 2, 02044 Espoo, Finland
E-mail: Jouni.ahtinen@vtt.fi
Dyadic International, USA, Inc.
Address: 140 lntracoastal Pointe Drive, Suite# 404, Jupiter, Florida, 33477 USA
E-mail: memalfarb@dyadic.com Including a copy to: tdubinski@dyadic.com

20	DURATION OF THE CONTRACT

20.1
This Contract shall enter into force on the latest date of signature by the Parties ("Effective Date") and shall be in force until the Commission has been carried out, and any extensions thereof, excluding the Articles, the legal effects of which are meant to survive the termination or expiration of the Contract.

SIGNATURES

Place: Espoo, Finland	Place: Jupiter, Florida, USA

Date: Sept 5, 2016	Date: Sept 2, 2016

VTT	Dyadic International USA, Inc.

/s/ Jussi Manninen	/s/ Mark Emalfarb
Jussi Manninen	Mark Emalfarb
Executive Vice President	CEO

ANNEXES

Annex 1: Project plan
Annex 2: VTT General Terms of contract
Annex 3: Material Transfer Agreement
Annex 4: NOA executed between the parties
Annex 5: Evaluation protocol

Annex 1: Project plan 5.9.2016

VP Research & Business Development Ronen Tchelet Dyadic International Inc.	CONFIDENTIAL
Therapeutic protein production in Dyadic's C1 fungal expression system
Dyadic International is developing its fungal C1 (Myceliopthora thermophila) expression system to be a platform for therapeutic protein production. This project plan describes three work packages that provide the important first steps to realise this goal. The project comprises general improvement of the C1 system to be more robust, versatile and efficient therapeutic protein production platform, production of 1-3 model antibodies in the system and modification of the C1 glycosylation pathway to allow production of proteins with humanised glycans.
WP1 - Improving the efficiency and robustness of the C1 production system
[*]
WP2 - Production of 1-6 target proteins in C1
This WP description provides two options 1) a 'minimal' project where one to six target proteins (mostly non-glycosylated proteins, antibodies, antibody fragments, and FC-Fusion proteins) are expressed and the productivity is analysed and 2) an 'extended' project where one to six target proteins are expressed, productivity is analysed and the expression strategy is optimised in a second wave of production strains, whose productivity is analysed. One of the target antibodies of the project would come from Dyadic's client and one from Dyadic.
[*]
Work plan
[*]
WP3: Glycoengineering of C1
The aim of WP3 is to modify the C1 glycosylation pathway to produce human glycoforms.

•	The general goals for the project

•	[*]

•	[*]

•	[*]

•	[*]

•	[*]

•	Two major approaches will be used to introduce the first steps of the human-like glycosylation pathway: [*]

•	[*]

•	[*]

•	[*]

•	It can be expected that moderate levels of the specific human glycoforms may be reached by the first modification attempts for each step of the pathway. However, it is foreseen that for reaching the desired humanisation of glycosylation, optimisation is needed for the steps. This work will include e.g. testing of alternative heterologous glycan modifying enzymes and their localisation signals and varying their expression levels.
The major goals for the first year of this WP are to obtain good levels of the GlcNac2Man5 and G0 glycoforms. The major goals for the rest of the time are to reach high G0 levels and construct the galactosylation and fucosylation pathways into C1.
Time line and milestones
Total duration of the project will be 2 years and six months. The timeline of the different tasks are given in the table below.
[*]
The milestones of the project are the following:
[*]
Resources and costs
[*]
The price for one FTE is [*] k€. This covers all VTT's costs including reagents and consumables. The costs of glycan analytics by an external service provider are not included.
Bonus targets
Dyadic will pay VTT bonus fees based on the success of the project according to the following bonus targets:
BT1: Production of at least 1 full-length antibody at [*]
BT2: Production of at least 1 full-length antibody at [*]
BT3: Production of at least 1 full-length antibody at [*]
BT4: Production of at least 1 full-length antibody at [*]
BT5: [*]
BT6: [*]
BT7: [*]
BT8: [*]
The bonus payment sums are given in Euros in Table 1 below.

Table 1 - Milestone bonuses for the best 3 mAbs and glycoengineering work.

	Year 1		Year 2		Year 3
	H1	H2	H3	H4	H5
BT1
BT2		[*]	[*]
BT3			[*]	[*]	[*]
BT4			[*]	[*]	[*]
BT5			[*]	[*]
BT6			[*]	[*]	[*]
BT7				[*]	[*]
BT8					[*]

(*)	The BT1 - BT4 milestones are for each antibody for a maximum of 3 mAbs.
[*]
VTT Background includes VTT Synthetic Promoter technology (applied patent FI20165137 EXPRESSION SYSTEM FOR EUKARYOTIC MICROORGANISMS)

VTT GENERAL TERMS OF CONTRACT 1.4.2016

1.	SCOPE OF APPLICATION

1.1
These VTT General terms of contract (hereinafter referred to as General Terms) shall be applied as a part of a project agreement (hereinafter referred to as Project agreement) between VTT Technical Research Centre of Finland Ltd (hereinafter referred to as VTT) and the client (hereinafter referred to as Client) with which they (hereinafter VTT and the Client together referred to as Parties, each a Party) agree on work done or service offered by VTT (hereinafter referred to as Project) provided that the contract documentation includes a reference to these General Terms (hereinafter the entire contract documentation is referred to as Contract)

1.3	An offer to which these General Terms are attached shall be valid for one (1) month from the data of the offer

1.4	The Contract or any rights and/or obligations arising therefrom cannot be transferred to a third party unless the other Party has accepted the transfer.

1.5	No modification in or addition to single provisions of the Contract shall be valid unless made in writing and signed by authorized representatives of the Parties.

1.6
If the Contract documentation has contradictory contents, the documents shall prevail in the in the following order 1) Project agreement, 2) order confirmation,        3)        offer,        4        order, 5) these General Terms and 6) request for offer Notwithstanding the foregoing if VTT has acquired funding for the Project from any third party, any possible terms imposed by the financer(s) shall prevail

2.	PROJECT GOVERNING GROUP

2.1	The Parties shall appoint a responsible contact person for the Project A Party shall be notified of a change of the other Party's responsible contact person.

2.2
If it is mentioned in the Contract that the Project is directed by a governing group (or a similar management body), the Project shall be directed by a governing group with an equal amount of members from both Parties.

2.3	The governing group shall handle matters concerning the Project and particularly control and direct the execution of the Project within the limits of the Contract Therefore the governing group shall

–	specify the objectives of the Project and accept the Project plans,

–	handle the revisions of and modifications in the Project plan and present them, when necessary, to the Parties for acceptance,

–	control the progress of the Project and support the activities of the Project manager,

–	accept the results of the Project end state when the Project has been finalized.

2.4	The governing group cannot modify the Contract or its appendices unless separately agreed upon in writing between the Parties

3.	PAYMENTS

3.1	Payments for the Project shall be agreed upon in the Contract. The price shall be stated in euros

3.2	Value Added Tax(VAT) and any other taxes and fees imposed by authorities outside of Finland shall be added, when applicable, to the price agreed upon in the Contract.

3.3
If the objective or schedule of the Project is modified or if any essential modifications, mutually agreed by the Parties, occur in the cost level during the validity period of the Contract, the payments shall be adjusted accordingly from the data the modifications take place

3.4	Unless otherwise agreed upon in writing, VTT shall invoice the agreed price in monthly installments in accordance with the schedule of the Project.

3.5	VTT shall retain the ownership of the Foreground (as defined in section 5.3) until the Client has fulfilled its obligation for payment.

3.6
Invoices shall be paid within twenty-one (21) days of date of the relevant invoice. Interest on overdue payments shall be charged in accordance with the Finnish Interest Act (20 8.1982/633). Possible debt collection charges shall be added to invoices. All remarks to invoices shall be made within eight (8) days of the date of the relevant invoice.

4.	CONFIDENTIALITY

4.1
Confidential information shall mean all information (including but not limited to any knowledge, know-how, trade secrets, technological and commercial information, device and software (including software code)), whether or not subject to or capable of protection by copyright, patent, trademark or other intellectual property rights which relates to the Project and is disclosed by or on behalf of one Party (hereinafter referred to as Disclosing Party) to the other Party (hereinafter referred to as Receiving Party) In whatever form including but not limited to in writing, orally, electronically or by observation (hereinafter referred to as Confidential lnformation).

4.2
The Receiving Party shall keep Confidential Information disclosed to it in strict confidence and not disclose it to any third parties without the prior written consent of the Disclosing Party. The Receiving Party shall have the right to use Confidential Information solely for the purposes of carrying out its rights and obligations under the Contract.

4.3	Information disclosed shall not be regarded as Confidential Information to the extent that the Receiving Party demonstrates that the Information:

a)	is or becomes published or otherwise generally available to the public without violation of the Contract, or

b)	is already known to the Receiving Party at the time of disclosure; or

c)	Is lawfully obtained by the Receiving Party from a third party without any restrictions on confidentiality: or

d)	is developed by the Receiving Party without any use of Confidential Information.

4 4
If the Receiving Party is required, pursuant to an administrative or a judicial action or subpoena, to disclose the Disclosing Party's Confidential Information, the Receiving Party shall have the right to make such disclosure, provided that the Receiving Party shall prior to any such disclosure notify the Disclosing Party to the extent the Receiving Party is lawfully allowed to do so, and that the Receiving Party shall give the Disclosing Party the opportunity to seek any legal remedy the Disclosing Party considers necessary to protect its Confidential lnformation.

4 5
The obligation for confidentiality shall be in force for a period of five (5) years after the termination or expiry of the Contract, unless a different confidentiality period is separately agreed in writing between the Parties.

4.6
Notwithstanding the confidentiality obligation stated above, VTT has a right, if necessary for the performance of the Project. to disclose Confidential Information to its subcontractors and to organizations belonging to VTT Group, provided that they have a legitimate need to know and that they are bound by similar confidentiality obligations as those contained herein.

4 7	VTT has a right to mention the Project and the name of the Client as a reference.

5.	OWNERSHIP AND USER RIGHTS

5 1
Information, ideas, methods, solutions, devices, data and other material supplied by one Party to the other Party, irrespective of whether they are or can be protected by intellectual property rights, that are generated outside the Project (hereinafter referred to as Background), belong to the supplier Party if the Background of VTT is needed for exploitation of the Foreground, the conditions for such user rights to the Background shall be subject to a separate written agreement.

5 2
Information, ideas, methods, solutions, devices, data and other material irrespective of whether they are or can be protected by intellectual property rights, which are presented or generated by VTT for the achievement of Foreground but which will not form a part of the Foreground (for example research tools generated to achieve certain Foreground), shall be the property of VTT.

5 3
Information, ideas, methods, solutions, devices, date and other material, including also reports, irrespective of whether they are or can be protected by intellectual property rights, which are generated in the Project and which will form a part of the results (hereinafter referred to as Foreground) shall be the property of the Client unless

a) It is stated in the Contract that the subject of the Project concerns the core technology of VTT and/or
b) the Foreground consists of software, database(s), layout-design(s) of an integrated circuit or a biological finding (including but not limited to gene sequence(s), target molecule(s), micro organism(s) etc).In these cases, VTT shall retain the ownership of the Foreground intellectual property rights and other rights whereas the Client shall be granted separately defined user rights to such Foreground in accordance with the Client's reasonable needs and the technical scope of the Project.

5.4	Each Party is entitled to use the Background obtained from the other Party only for the performance of the Project.

5 5	The devices and instruments acquired for the performance of the Project by VTT shall be the property of VTT.

5 6	VTT shall be entitled to use general expertise and experience originating from the Project also in its work and activities outside the scope of the Contract

6.	RIGHT TO EMPLOYEE INVENTION

6.1	The Client shall have ownership to inventions that are part of the Foreground and that under the Contract shall become the property of the Client.

6 2
An Inventor that is an employee of VTT shall notify VTT in writing of the employee invention according to the Finnish Act on the Right in Employee Inventions (29.12.19671656). After VTT has received said notification from the Inventor, VTT Shall notify the Client of the invention without undue delay.

6 3
The Client shall notify VTT in writing about its claim to the invention within two (2) months from the dale of VTT's notification to the Client (as provided in clause 6.2 above) at the risk of losing all its rights to the invention.

6.4	The Parties shall see to it that premature publication of inventions is prevented

6 5
The inventor(s) shall always be credited with having generated the invention in accordance with applicable legislation. The inventor shall be entitled to a fair compensation for the invention. The costs related to patenting and compensation to the inventor shall be paid by the Party that under the Contract is the owner of the invention. The amount of the fair compensation to the inventor shall be determined in accordance with applicable legislation and in accordance with the inventor compensation scheme of the Party who is the owner of the invention under the Contract, and in case the Client does not have a compensation scheme, VTT's compensation scheme shall be applied.

7.	DOCUMENTS AND MATERIAL PROVIDED BY THE CLIENT

7 .1	Documents obtained from the Client shell be handled in accordance with the confidentiality obligations stated herein.

7.2
Material, samples or specimens delivered by the Client to VTT for the performance of the Project shall be kept by VTT at maximum for three (3) months from the date the Foreground is delivered to the Client The Client shall not be entitled to compensation if the appropriate execution of the Project has required measures resulting in destruction, deterioration or decrease of the material or test item.

8.	THE RIGHTS AND OBLIGATIONS OF VTT

8.1
VTT shall carry out the Project within the agreed schedule. If no schedule has been agreed upon, the Project shall be carried out without undue delay VTT shall have the right to postpone the agreed schedule in case a delay is caused by Force Majeure (as defined in clause 12), by the Client, or a cause the Client is responsible for

8.2
VTT shall carry out the tasks defined lo the Contract using reasonable skill, care and diligence. VTT shall take care that the personnel carrying out the Project has suitable competence. The Client has to invoke a defect in the performance of the Project: in two (2) weeks after the delivery of the Foreground. In case of defect, VTT shall always have the right to correct or replace its performance before the Client may invoke any other remedies.

8.3	VTT shall not be entitled to use subcontractors, except organizations belonging to the VTT Group, to carry out the Project or a major part of it without written consent from the Client.

8.4
If damage is caused to VTT or the scope of the Project is changed, delayed or suspended because of the Client, or due to a cause the Client is responsible for, VTT shall be entitled to compensation for the resulting expenses and damage.

8.5	VTT shall not give any warranty or guarantee, expressed or implied, for the performance of the Project, Foreground, Background, devices, Instruments, material or goods• delivered by VTT.

8 6	The terms of delivery of VTT's devices, instruments, material or goods shall be "Ex Works VTT (lncoterms 2010)".

9.	THE RIGHTS AND OBLIGATIONS OF THE CLIENT

9.1	The Client shall have the right to follow the progress of the Project.

9 2
The Client shall give VTT all the necessary data and information needed for carrying out the Project and access to necessary equipment and other resources in case the use of such equipment and other resources has been agreed upon.

9.3
The risk of damage for accidental destruction of foreground shall be transferred to the Client at the the time the Foreground or part thereof has been delivered to the Client. If the Foreground has not been delivered on the agreed date due to a delay caused by the Client. the risk of damage shall be transferred to the Client on the day when the delivery should have taken place.

9.4
If the Project is carried out in the Client's premises or at premises the Client is responsible for, the Client shall attend to health and safety at work for the employees of VTT or other persons working for VTT for the carrying out of the Project.

10.	PUBLICATION OF FOREGROUND

10.1
The owner of the Foreground is entitled, at its discretion. to publish the final research report Included In the Foreground, in its entirety. Partial publication of the research report Is only permissible by prior written authorization from VTT.

10.2	In publication of the Foreground. the name of VTT shall be mentioned in an appropriate manner.

10.3	All use of VTT's name and logotype for advertising and other sales promotion purposes Is subject to prior written consent of VTT.

10.4
For verifying (or, rectifying as the case may be) claims or statements regarding the Project presented In public, VTT shall have the right to disclose information of the Foreground to a third party or the public: only to the extent and in ease needed to verify or rectify such claims.

11.	VTT's LIABILITIES

11.1	VTT shall be liable for carrying out the Project as stipulated in the Contract. VTT shall be liable for the work of a subcontractor.

11.2	VTT shall be liable only for direct damage suffered by the Client as a result of VTT's negligent or international act or omission.

11.3	The liability of VTT shall, however, in all cases be limited to the price paid to VTT for the Project. VTT shall not be responsible for indirect damage or consequential losses.

11.4
The Parties expressly affirm that they are aware of the technical and other risks attached to the Project and knowingly accept these uncertainties, and the fact that the results and the goals of the Project may not necessarily be achieved, as inherent in the nature of research and development work.

11.5
When granting user rights to Background and/or Foreground, the Parties undertake to use reasonable endeavours to ensure the accuracy thereof. However, the Party granting such user rights shall be under no further obligation or liability in respect of the same and no warranty, condition or representation of any kind is made, given or to be implied and the recipient Party shall in any case be entirely responsible for the user of such Background and/or Foreground. Furthermore, VTT shall not in any case be liable for damage or claims related to product liability and the Client shall indemnify and hold

VTT harmless from and against any such damage, liabilities or claims.

11 6
The liability of VTT shall expire at the latest one (1) year after the delivery of the Foreground. If the Foreground has not been delivered at tho agreed moment due to a delay caused by the Client, the above mentioned period shall start on the day the delivery about have taken place.

11.7	Any claims regarding the Project shall be presented within she (6) months from the date VTT's liability expires at the risk of the Client losing its right to claim compensation.

12.	FORCE MAJEURE

12 1
Force Majeure is an event that prevents, or makes unduly difficult, the performance of the Project within the agreed schedule. Such events shall be war, rebellion, natural catastrophe, general interruption in energy distribution, fire, a limit imposed by the state budget or the Government of Finland to the activity of VTT strike, embargo, or some other equality significant and unusual event independent of the Parties (hereinafter referred to as Force Majeure). The delay of an approved subcontractor caused by the above mentioned events is also considered Force Majeure.

13.	TERMINATION OF THE CONTRACT

13.1	If a Party essentially bleaches the terms of the Contract, the other Party shall have the right to terminate the Contract.

13.2
If the Client breaches the terms of the Contract, VTT shall be entitled to temporarily suspend the Protect lnstead of terminating the Contract until it is determined whether the breach of Contract leads to termination of the Contract.

13.3
Either Party shall have the right to terminate the Contract if the other Party is obviously insolvent or is filed for bankruptcy or liquidation or any other arrangement for the benefit of its creditors.

13.4
Either Party shall have the right to terminate the Contract if the fulfillment of Contract as a result of continued Force Majeure becomes impossible or is essentially delayed or delayed for over twelve (12) months.

13 5
In case of early termination, the Client shall be obliged to pay VTT for the part of the Project acceptably performed until the date of termination, or if it is agreed that VTT shall finalized the Project of a specific part thereof, until the date the Project was finalized Correspondingly VTT shall deliver the Foreground generated and that under the Contract shall become the property of the Client, once has fulfilled its payment obligation.

13.6	VTT shall be entitled to compensation for reasonable expenses and damage due to the early termination if the termination is caused by he Client or a cause it is responsible for.

14.	DISPUTES

14.1	Any disputes, controversy or claim arising out of or relating to the Contract or the breach, termination or validity thereof which cannot be solved amicably shall be submitted:

–	in case the Client Is established In the EFTA or EU stales, to tho District Court of Helsinki, Finland (court of first Instance),

–
In case the Client is established outside the EFTA and EU states, to arbitration procedure and shall be finally settled in accordance With the Arbitration Rules of the Finland Chamber of Commerce by one

or more arbitrators appointed in accordance with said rules. The language of arbitration shall be English and the place of arbitration shall be Helsinki, Finland.

14.2	The Contract shall be governed by the laws of Finland, excluding choice of law provisions.

MATERIAL TRANSFER AGREEMENT
THIS MATERIAL TRANSFER AGREEMENT ("Agreement") is made and entered into as of May 10th 2016 (the "Effective Date"), by and between DYADIC INTERNATIONAL (USA), INC., a Florida corporation, with its principal place of business at 140 lntracoastal Pointe Drive, Suite 404, Jupiter, FL 33477 ("Dyadic") and the undersigned party ("Recipient").
WHEREAS, the parties hereto have entered into that certain Mutual Non-Disclosure Agreement dated 12.4.2016 (the "Confidentiality Agreement') which remains in full force and effect; and
WHEREAS, Recipient desires to obtain and Dyadic Is willing to provide samples of certain proprietary and/or patented materials for testing and evaluation In accordance with the terms and conditions of this Agreement.
NOW THEREFORE, for good end valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.	Scope of Use.
(a)    Materials.   The materials covered by this Agreement include certain of Dyadic's proprietary and/or patented materials Including, but not limited to, genes, promoters, vectors, microorganisms, other genetic materials, enzymes, enzyme mixes and technologies (the "Materials"). The Materials also Include any biological or chemical material that represents a substantially unmodified copy of the Materials such as. but not limited to, material produced by growth of cells or microorganisms or amplification of the Materials as well as materials created from the Materials that are modified lo have new properties.
(b)    Shipment.   Materials will be delivered DDP (lncoterms 2010) "VTT".
(c)    Use and Evaluation.   Recipient agrees that the Materials will only be used for research purposes In Recipient's laboratory and tor no other purpose at any other location without the prior written consent of Dyadic. Recipient will use the Materials only In R&D collaboration with Dyadic as defined In separate agreements(s).
SUBJECT TO 1(b), RECIPIENT ASSUMES ALL RISK AND RESPONSIBILITY IN CONNECTION WITH THE RECEIPT, HANDLING, STORAGE, DISPOSAL, TRANSFER AND USE OF THE MATERIALS INCLUDING, WITHOUT LIMITATION, TAKING ALL APPROPRIATE SAFETY AND HANDLING PRECAUTIONS TO MINIMIZE HEALTH OR ENVIRONMENTAL RISK.
(d)    Dissemination.   Recipient agrees that It will not give, sell, lend, distribute, disseminate or otherwise transfer the·Materials or share any information about the Materials with or to any third party except to those employees of Recipient with a special need to know and work with such Materials who have agreed to abide by the terms of this Agreement. Recipient shall Immediately notify Dyadic upon discovery of any unauthorized distribution or dissemination of the Materials.
(e)    Warranty Disclaimer.   THE MATERIALS PROVIDED HEREBY ARE EXPERIMENTAL IN NATURE AND ARE PROVIDED "AS IS" WITHOUT WARRANTY OF ANY KIND, EXPRESSED OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTIBILITY OR FITNESS FOR A PARTICULAR PURPOSE, TYPICALITY, SAFETY, ACCURACY AND NON-INFRINGEMENT.
(f)    Compliance with Laws.   Recipient agrees that any activity undertaken with the Materials will be conducted in compliance with all applicable foreign and domestic laws, regulations and guidelines.

2.	Intellectual Property Ownership
(a)    Ownership.   The Materials are of great value and Importance to Dyadic and have been developed over a long period of time at substantial expense to Dyadic. Recipient acknowledges that (i) Dyadic or Its affiliates own all right, title and interest in the Materials and provided that the Parties have agreed separately in writing which on Dyadic's behalf must be in writing by its CEO, that findings arising out of the evaluation and improvement of the Materials by the Recipient (including but not limited to improvement, useful composition, structural modification or derivative of the Material and particular use of the Material) are owned by Dyadic, any modifications and/or Improvements to the Materials; and (ii) no rights under any intellectual property of Dyadic or its affiliates or rights In any other materials or Confidential Information (as defined in the Confidentiality Agreement") that could not have been attained without the use of the Materials, Is granted or implied as a result of providing the Materials to Recipient. Nothing contained In this Agreement shall restrict Dyadic's right to use, disclose, sell, assign, distribute or otherwise transfer the Materials to any person or entity for any purpose.
(b)    Filing of Patents.   Provided that the Parties have agreed separately in writing which on Dyadic's behalf must be in writing by its CEO, that findings arising out of the evaluation and Improvement of the Materials by the Recipient (including but not limited lo improvement, useful composition, structural modification or derivative of the Material and particular use of the Material) are owned by Dyadic, Recipient agrees that It will not file any patent directed to or Including any claim covering the Materials, any improvement, useful composition, structural modification or derivative of the Material or any particular use or the Material as contemplated by this Agreement, unless and until either (i) a license agreement is entered Into between the Parties which shall Include provisions under which such a patent may be filed and such other terms and conditions as are typical of such agreements, Including, but not limited to, provisions for exclusivity, ownership of intellectual property, license fees and/or royalties; or (ii) Dyadic's CEO provides his prior written consent If Recipient files a patent application In breach of this Agreement, Recipient hereby agrees that Dyadic shall own all right, title and Interest in and to such patent. Notwithstanding the foregoing, nothing shall prevent or prohibit Dyadic from filing a patent directed to or Including a claim covering the Materials that does not include claims or findings which arose out of the evaluation of the Materials by Recipient.

3.	Commercialization: Publication
(a)    Commercialization.   Provided that the Parties have agreed separately in writing, which on Dyadic's behalf must be in writing by its CEO, that findings, Improvements, strains and genetic materials arising out of the evaluation or the Materials by the Recipient (including but not limited to improvement, useful composition, structural modification or derivative or the Material and particular use of the Material) are owned by Dyadic, any commercial use of the Materials, products containing or derived from the Materials, or any other material that could not have been made without the Materials, without Dyadic's prior written consent, Is expressly prohibited. None of the Materials provided hereunder shall be used, directly or indirectly, for any commercial development unless a license granting the same or a specific agreement is executed between the Parties.
(b)    Publication.   Recipient will not publish the results of its experiments on or analysis of the Materials without the prior written approval of Dyadic's CEO. Recipient agrees to acknowledge Dyadic and any contributor Indicated by Dyadic as the source of the Materials In all publications end patent applications that reference the Materials.
4.    Indemnification.   Subject to limitation of liability contained in 6 (k) below, the Recipient agrees to Indemnify, defend, and hold harmless Dyadic and its officers, directors, employees end consultants (each, an "Indemnitee") against ell direct damages incurred by Indemnitee directly arising under this Agreement from the use, receipt, handling, storage, transfer, disposal and other activities relating to the Materials or related know-how thereunder by Recipient, Its employees, directors, consultants, agents or any third parties to whom VTT has delivered the Materials, unless caused by the negligence of Dyadic.

5.    Term: Termination.
(a)    Term.   The term of the Evaluation shall be for a period of two (2) years commencing on the Effective Dale and ending on the second anniversary of the Effective Dale, unless otherwise agreed on a separate agreement. The obligations of the Recipient hereunder shall remain in force for a period of five (5) years from the Effective Date.
(b)    Termination.   Either party hereto may terminate this Agreement by providing the other party with thirty (30) days prior written notice. Upon termination of this Agreement, nothing herein shall be construed to release the parties hereto from any obligation that matured prior lo the effective date of such termination.
(c)    Return or Destruction of Materials.   Upon the expiration of this Agreement, by a written request by Dyadic, Recipient agrees to destroy any surplus Materials, return all documents, samples, and other tangible items containing or representing Confidential Information, and all copies thereof, erase or destroy all Confidential Information contained in computer memory or data storage apparatus, end certify in writing that it has compiled with the terms of this Section 5(c).

6.	Miscellaneous.
(a)    Governing Law.   This Agreement and all transactions contemplated by this Agreement shall be governed by, and construed and enforced In accordance with, the laws of Switzerland (Bern) without regard to principles or conflicts of laws.
(b)    Jurisdiction and Venue.   All disputes arising out of or in connection with this Agreement which cannot be solved amicably shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce by one or more arbitrators appointed In accordance with said Rules. The language of the arbitration shall be English. The arbitration shall be held in Bern, Switzerland. The award of the arbitration will be final and binding upon the Parties. Nothing in this Agreement shall limit the Parties' right to seek temporary Injunctive relief or to enforce an arbitration award in any applicable competent court of law.
(c)    Waivers.   The failure or delay of any party at any time lo require performance by another party of any provision of this Agreement, even If known, shall not affect the right of such party to require performance of that provision or to exercise any right, power or remedy hereunder. Any waiver by any party of any breach of any provision of this Agreement should not be construed as a waiver of any continuing or succeeding breach of such provision, a waiver of the provision itself, or a waiver of any right, power or remedy under this Agreement. No notice to or demand on any party in any case shall, of itself, entitle such party to any other or further notice or demand in similar or other circumstances.
(d)    Severability. If any provision of this Agreement or any other agreement entered into pursuant hereto is contrary to, prohibited by or deemed invalid under applicable law or regulation, such provision shall be Inapplicable and deemed omitted to the extent so contrary, prohibited or invalid, but the remainder hereof shall not be invalidated thereby and shall be given full force and effect so far as possible. If any provision or this Agreement may be construed in two or more ways, one of which would render the provision invalid or otherwise voidable or unenforceable and another of which would render the provision valid and enforceable, such provision shall have the meaning which renders it valid and enforceable.
(e)    Assignments. Neither Party shall assign its rights and/or obligations hereunder without the prior written consent of the other Party other than by sate and/or license by Dyadic of its interest in such rights and obligations to a third party.
(f)    Amendments. The provisions of this Agreement may not be amended, supplemented, waived or changed without written consent of the Parties.

(g)    Binding Effect. All of the terms and provisions of this Agreement, whether so expressed or not, shall be binding upon, inure to the benefit of, and be enforceable by the parties and their respective legal representatives, successors and permitted assigns.
(h)    Counterparts. This Agreement may be executed in one or more counterparts, each or which shall be deemed an original, but all of which together shall constitute one and the same instrument. Confirmation or execution by telefax or e-mail of a signature page shall be binding upon any party so confirming.
(i)    Headings. The headings contained in this Agreement are for convenience of reference only, are not to be considered a part hereof and shall not limit or otherwise affect in any way the meaning or interpretation of this Agreement.
(j)    Third Parties. Unless expressly stated herein to the contrary, nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the parties hereto and their respective legal representatives, successors and permitted assigns. Nothing in this Agreement is Intended to relieve or discharge the obligation or liability of any third persons to any party to this Agreement, nor shall any provision give any third persons any right of subrogation or action over or against any party to this Agreement.
(k)    Limitation of Liability. IN NO EVENT WILL EITHER PARTY OR ITS EMPLOYEES BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES OF ANY KIND IN CONNECTION WITH OR ARISING OUT OF THIS AGREEMENT OR THE MATERIALS (WHETHER IN CONTRACT, TORT, NEGLIGENCE, STRICT LIABILITY, STATUTE OR OTHERWISE) EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. Both Parties agree that the limitations of liability set forth in this Agreement shall apply even if a limited remedy provided hereunder fails or its essential purpose. The Recipient's liability under this Agreement (Including but not limited to 4. Indemnification) shall be limited as follows:
(i) If the Parties have entered into a separate written agreement on the research work carried out by VTT for the Materials (a commission agreement), !he Recipient's liability under this Agreement is limited to the agreed total price of the commission

The limitations of liability contained in this Agreement shall not apply in case of gross negligence or willful misconduct.
IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written

Dyadic International (USA) Inc.,		VTT Technical Research Centre of Finland Ltd.,

By:	/s/ Mark A. Emalfarb	By:	/s/ Jouni Ahtinen
Name:	Mark A. Emalfarb	Name:	Jouni Ahtinen
Title:	Chief Executive Officer	Title:	Key Account Manager

Address: Tietolie 2, 02044 Espoo, Finland

MUTUAL NONDISCLOSURE AGREEMENT
This MUTUAL NONDISCLOSURE AGREEMENT ("Agreement") is made and entered into as of 12.4.2016 (the "Effective Date"), between DYADIC INTERNATIONAL (USA), INC., a Florida corporation, with its principal place of business at 140 Intracoastal Pointe Drive, Suite 404, Jupiter, FL 33477 and VTT Technical Research Centre of Finland Ltd., with its principal place of business at Vuorimiehentie 3, 00210 Espoo, Finland.
1.    Purpose. The parties wish to pursue a business opportunity of mutual interest related to development of fungal expression systems (such activity, the "Purpose") end in connection with the Purpose, each party may disclose to the other certain confidential technical end business information which the disclosing party desires the receiving party to treat as confidential.
2.    "Confidential Information" means any information disclosed in connection with the Purpose by either party to the other party, either directly or indirectly, in writing, orally or by inspection of tangible objects (including without limitation documents, prototypes, samples, plant and equipment). Confidential Information may also include information disclosed to a disclosing party by third parties. Confidential Information shall not, however, include any information which (i) was publicly known or made generally available in the public domain prior to the time of disclosure by the disclosing party; (ii) becomes publicly known or made generally available after disclosure by the disclosing party to the receiving party through no action or inaction of the receiving party; (iii) is already in the possession of the receiving party at the time of disclosure by the disclosing party as shown by the receiving party's files and records; (iv) is obtained by the receiving party from a third party without a breach of such third party's obligations of confidentiality; or (v) is independently developed by the receiving party without use of or reference to the disclosing party's Confidential Information, as shown by documents and other competent evidence in the receiving party's possession.
3.    Non-use and Non-disclosure. Each party agrees not to use any Confidential Information of the other party other than for the Purpose. Each party agrees not to disclose any Confidential Information of the other party to third parties or to such party's employees, except to those employees of the receiving party who are required to have the information as needed for the Purpose. Neither party shall reverse engineer, disassemble or decompile any prototypes, software or other tangible objects which embody the other party's Confidential Information and which arc provided to the party hereunder. Notwithstanding the foregoing. if the receiving party is required by an administrative or judicial action or subpoena or law to disclose Confidential Information, the receiving party may disclose such information to the extent required by law; provided, however, that the receiving party gives, to the extent it is lawfully allowed to do so, the disclosing party prompt written notice of such requirement prior to such disclosure and assistance in obtaining an order protecting the information from public disclosure.
4.    Maintenance of Confidentiality. Each party agrees that it shall take reasonable measures to protect the secrecy of and avoid disclosure and unauthorized use of the Confidential Information of the other party. Without limiting the foregoing, each party shall take at least those measures that it takes to protect its own confidential information and shall ensure that its employees who have access to Confidential Information of the other party have signed a non-use and non-disclosure agreement in content similar to the provisions hereof, prior to any disclosure of Confidential Information to such employees. Neither party shall make any copies of the Confidential Information of the other party unless the same are previously approved in writing by the other party. Each party shall reproduce the other party's proprietary rights notices on any such approved copies, in the same manner in which such notices were set forth in or on the original.
5.    No Obligation. Nothing herein shall obligate either party to proceed with any transaction between them, and each party reserves the right, in its sole discretion, to terminate the discussions contemplated by this Agreement concerning the Purpose.

6.    No Warranty. ALL CONFIDENTIAL INFORMATION IS PROVIDED "AS IS". EACH PARTY MAKES NO WARRANTIBS, EXPRESS, IMPLIED OR OTHERWISE, REGARDING ITS ACCURACY, COMPLETENESS OR PERFORMANCE.
7.    Return of Materials. All documents and other tangible objects containing or representing Confidential information which have been disclosed by either party to the other party, and all copies thereof which are in the possession of the other party, shall be and remain the property of the disclosing party and shall be promptly returned to the disclosing party upon the disclosing party's written request, except for a single copy kept solely for archival and compliance purposes.
8.    No License. All Confidential Information shall remain the property of the disclosing party. Nothing in this Agreement is intended to grant any rights to either party under any intellectual property right (including but not limited to patent, mask work right or copyright of the other party), nor shall this Agreement grant any party any rights in or to the Confidential Information of the other party except as expressly set forth herein.
9.    Term. The obligations of each receiving party hereunder shall survive for a period of five (5) years from the Effective Date.
10.    Remedies. Each party agrees that any violation or threatened violation of this Agreement may cause irreparable injury to the other party, entitling the other party to seek injunctive relief in addition to all legal remedies.
11.    Miscellaneous. A Party may not transfer or assign any of its rights and/or obligations under this Agreement to a third party without the prior written consent of the other Party. This Agreement shall bind and inure to the benefit of the parties hereto and their successors and assigns. This Agreement shall be governed by the laws of Switzerland (Bern) without reference to conflict of laws principles. All disputes arising out of or in connection with this Agreement which cannot be solved amicably shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce by one or more arbitrators appointed in accordance with said Rules. The language of the arbitration shall be English. The arbitration shall be held in Bern, Switzerland. The award of the arbitration will be final and binding upon the Parties. Nothing in this Agreement shall limit the Parties' right to seek temporary injunctive relief or to enforce an arbitration award in any applicable competent court of law. This document contains the entire agreement between the parties with respect to the subject matter hereof, and neither party shall have any obligation, express or implied by law, with respect to trade secret or proprietary information of the other party except as set forth herein. Any failure to enforce any provision of this Agreement shall not constitute a waiver thereof or of any other provision. This Agreement may not be amended, nor any obligation waived, except by a writing signed by both parties hereto.
IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representative.

DYADIC INTERNATIONAL (USA) INC		VTT Technical Research Centre of Finland Ltd.,

By:	/s/ Mark A. Emalfarb	By:	/s/ Kirsi-Marja Oksman
	Name: Mark A. Emalfarb		Name: Kirsi-Marja Oksman
	Title: President and CEO		Title: Head of Industrial Biotechnology